SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                               Weis Markets, Inc.
                     ---------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                     ---------------------------------------
                         (Title of Class of Securities)

                                   948849-104
                     ---------------------------------------
                                 (CUSIP Number)

                             Edward D. Herlihy, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                     ---------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 23, 1999
                     ---------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or Section 240.13d-1(g), check the following box: [X]+

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

+ Each of Michael M. Apfelbaum and Sidney Apfelbaum have previously filed a statement on Schedule 13G made pursuant to Rule 13d-1(c).

CUSIP NO. 948849-104     Schedule 13D/A      Page 2 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.P.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  8,087,773
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,087,773
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 3 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.L.C.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  8,087,773
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,087,773
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 4 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet C. Weis
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  8,132,411
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  8,132,411
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 5 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael M. Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  27,064
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  3,781,945
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  3,088
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  3,781,945
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 6 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sidney Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  2,409,313
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  165,614
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  2,409,313
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  189,590
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 7 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan Weis Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  724,085
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,766,131
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  724,085
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,766,131
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 8 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joel S. Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  12,150
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  0
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  12,150
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 9 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nancy Weis Wender
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  727,528
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,653,935
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  727,528
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,653,935
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 10 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ellen Weis Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  737,444
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  2,736,317
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  737,444
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  2,736,317
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 11 of 15

  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph I. Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES

        BENEFICIALLY

          OWNED BY

            EACH

          REPORTING

           PERSON

            WITH
                                  5,542
                            ---------------------------------------------------
                            8     SHARED VOTING POWER
                                  4,555
                            ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER
                                  5,542
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER
                                  4,555
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,090,626 shares of Common Stock*
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         41%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

*     Together with the other Reporting Persons.

CUSIP NO. 948849-104     Schedule 13D/A      Page 12 of 15

                               AMENDMENT NO. 4 TO
                            STATEMENT ON SCHEDULE 13D


      Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on May 28, 1999 by Janet C. Weis ("Janet Weis"), Weis Family Holdings, L.P. ("WFHLP") and Weis Family Holdings, L.L.C. ("WFHLLC"), the Statement on
Schedule 13G filed on December 28, 1998 by Michael M. Apfelbaum ("Michael Apfelbaum"), as amended, and the Statement on Schedule 13G filed on December 18, 1998 by Sidney Apfelbaum, as amended, with respect to their beneficial ownership of the common stock, no par value ("Common Stock"), of Weis Markets, Inc., a Pennsylvania corporation (the "Issuer"), each as amended by Amendment No. 1 to
Schedule 13D filed  November 30, 1999  ("Amendment  No. 1"),  Amendment No. 2 to
Schedule 13D filed December 2, 1999 and Amendment No. 3 to Schedule 13D filed December 8, 1999. This Amendment No. 4 to Schedule 13D amends the Schedule 13D as follows. Capitalized terms used without definition in this Amendment No. 4 to the Schedule 13D shall have the meanings set forth in Amendment No. 1.

Item 4.     Purpose of Transaction.

      Item 4 is hereby amended and supplemented by adding the following:

      On December 22, 1999 the Issuer issued a press release stating that the Issuer's Board of Directors had adopted resolutions determining that it is in the best interests of the Issuer to undertake a comprehensive review of all the strategic alternatives available to enhance shareholder value, including possible merger transactions. To that end, the Issuer indicated that it had hired Morgan Stanley Dean Witter ("MSDW") to explore such options and had instructed MSDW and the Issuer's counsel to afford Salomon Smith Barney, the financial advisors to the Reporting Persons, and counsel to the Reporting Persons, with full access to information concerning the process and an opportunity to fully consult with MSDW in connection therewith. A copy of this press release is attached as Exhibit 99.8 hereto.

      In light of the adoption of these resolutions, the Reporting Persons have agreed to withdraw their request for a special meeting of the Issuer's shareholders on the understanding that the Issuer's Board will fully explore all options available to the Issuer in an effort to best serve the interests of its shareholders, employees and the communities in which it operates. The Reporting Persons continue to believe that the composition of the Issuer's Board of Directors should be representative of the Issuer's entire shareholder base, including all principal shareholders, and intend to continue to discuss with the Board the need to provide for appropriate representation of all shareholder interests on the Board in the context of the Issuer's upcoming annual meeting of shareholders. The Reporting Persons are hopeful that this issue can be resolved in a consensual manner in advance of the annual meeting. The Reporting Persons also intend to seek reimbursement of their expenses from the Issuer in connection with any sale or other strategic combination or recapitalization transaction that may be consummated as a result of the foregoing process, although they have received no assurances from the Issuer that such reimbursement will be provided and the actions discussed above have not been conditioned upon the receipt of such reimbursement.

      Item 7.     Material to be Filed as Exhibits.

CUSIP NO. 948849-104     Schedule 13D/A      Page 13 of 15


      Item 7 is hereby amended and supplemented by adding the following:

      Exhibit 99.8      Press Release, dated December 22, 1999

CUSIP NO. 948849-104     Schedule 13D/A      Page 14 of 15


                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  December 23, 1999


                                    WEIS FAMILY HOLDINGS, L.P.,

                                          By:   WEIS FAMILY HOLDINGS, L.L.C.,
                                                its General Partner

                                                By:           *
                                                   --------------------------
                                                   Name: Janet C. Weis
                                                   Title:   Manager



                                    WEIS FAMILY HOLDINGS, L.L.C.,

                                          By:            *
                                             --------------------------------
                                             Name: Janet C. Weis
                                             Title:   Manager



                                                      *
                                    -----------------------------------------
                                    JANET C. WEIS



                                                      *
                                    -----------------------------------------
                                    MICHAEL M. APFELBAUM



                                                      *
                                    -----------------------------------------
                                    SIDNEY APFELBAUM



                                    /s/ Susan Weis Mindel
                                    ------------------------------------------
                                    SUSAN WEIS MINDEL



                                                      *
                                    ------------------------------------------
                                    JOEL MINDEL



                                                      *
                                    ------------------------------------------
                                    NANCY WEIS WENDER

CUSIP NO. 948849-104     Schedule 13D/A      Page 15 of 15


                                                      *
                                    ------------------------------------------
                                    ELLEN WEIS GOLDSTEIN



                                                      *
                                    ------------------------------------------
                                    JOSEPH I. GOLDSTEIN



                                    *     By:   /s/ Susan Weis Mindel
                                                ------------------------------
                                                SUSAN WEIS MINDEL
                                                Attorney-in-fact